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Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Trustee
Marine Petroleum Trust:

We consent to the incorporation by reference in the annual report on Form 10-K of Marine Petroleum Trust of our report dated March 14, 2003, with respect to the consolidated balance sheets of Tidelands Royalty Trust "B" and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income and undistributed income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Tidelands Royalty Trust "B".

Dallas, Texas
September 25, 2003                                      /s/ KPMG